INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant        / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                                    CRANE CO.
------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    CRANE CO.
------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

                                  [CRANE LOGO]

         CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902

                                                                  March 14, 1996

DEAR CRANE CO. SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Crane Co., to be held at 10:00 a.m. Eastern Daylight Time on Monday, May 6, 1996 at the Sheraton Stamford Hotel, Rainbow Meeting Room, One First Stamford Place, Stamford, Connecticut.

     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 1995 Annual Report accompanies this Proxy Statement.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card.

                                   Sincerely,

                                           /s/ R.S. EVANS
                                   ---------------------------------
                                             R.S. Evans
                                             Chairman and
                                              Chief Executive Officer

                                    CRANE CO.
                            100 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 6, 1996

                                   ----------

                                                                  March 14, 1996

To The Shareholders of Crane Co.:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders of Crane Co. will be held at the Sheraton Stamford Hotel, Rainbow Meeting Room, One First Stamford Place, Stamford, Connecticut on Monday, May 6, 1996 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     1. To elect three directors to serve for three year terms until the Annual Meeting of Shareholders in 1999.

     2. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 1996.

     3. To consider and act upon a proposal to approve the Company's Restricted Stock Award Plan as amended to increase the number of shares available for award to 500,000 shares of Common Stock, to provide that shares that fail to vest shall be available for subsequent awards and to comply with Section 162(m) of the Internal Revenue Code.

     4. To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.

     The Board of Directors has fixed the close of business on March 8, 1996 as the record date for the purpose of determining shareholders entitled to notice of and to vote at said meeting or any adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 100 First Stamford Place, Stamford, Connecticut.

     In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope.

                              By Order of the Board of Directors,


                              AUGUSTUS I. DUPONT
                              Secretary

-------------------------------------------------------------------------------
IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU WRITE FOR YOUR CARD OF ADMISSION TO THE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902. YOU MAY USE THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------

                                    CRANE CO.
                            100 FIRST STAMFORD PLACE
                          STAMFORD, CONNECTICUT 06902

                                   ----------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 6, 1996

     The enclosed proxy is solicited by the Board of Directors of Crane Co. (the "Company") for use at the Annual Meeting of Shareholders to be held at the Sheraton Stamford Hotel, Rainbow Meeting Room, One First Stamford Place, Stamford, Connecticut, on Monday, May 6, 1996, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon or, if no directions are indicated, the proxy will be voted for each nominee for election as a director; for the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 1996; and for the proposal to approve the Company's Restricted Stock Award Plan as amended to increase the number of shares available for award to 500,000 shares of Common Stock, to provide that shares that fail to vest shall be available for subsequent grants and to comply with Section 162(m) of the Internal Revenue Code. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the meeting. The first date on which this proxy statement and enclosed form of proxy are being sent to the Company's shareholders is on or about March 14, 1996.

     OUTSTANDING SHARES AND REQUIRED VOTES. As of the close of business on March 8, 1996, the record date for determining shareholders entitled to vote at the meeting, the Company had issued and outstanding 30,198,554 shares of Common Stock, par value $1.00 per share ("Common Shares" or "Common Stock"). Each Common Share is entitled to one vote at the meeting. Directors will be elected by a plurality, and the other proposals will require for approval the affirmative vote of the holders of a majority of the Common Shares present in person or represented by proxy and entitled to vote at the meeting. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners on all of the proposals to be considered at the meeting. With regard to the election of directors, votes may be cast in favor or withheld, and the three persons receiving the highest number of favorable votes will be elected as directors of the Company. As to the other proposals, if a shareholder abstains from voting certain shares it will have the effect of a negative vote.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of nine members divided into three classes. At the meeting three directors are to be elected to hold office for three year terms until the 1999 Annual Meeting and until their successors are elected and qualified. The enclosed proxy will be voted for election of the three directors of such class named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

     The age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other companies and shareholdings in the Company as of March 8, 1996 for each of the nominees for election and for each of those directors whose term will continue are set forth below:

                                                                                    Common Shares
                                                                                     Beneficially
                                                                                       Owned (1)
                                                                                    --------------

NOMINEES FOR DIRECTORS TO BE ELECTED FOR TERMS TO EXPIRE IN 1999
E. THAYER BIGELOW, JR ..........................................................         9,932
 Age 54; Director since 1984. President and Chief Executive Officer, Time Warner
  Cable Programming Inc., Stamford, CT, 1991 to present; President, Home Box
  Office, Inc. (cable programming and entertainment), a subsidiary of Time
  Warner Inc., 1988 to 1991. Other directorships: Lord Abbett Mutual Funds,
  Medusa Corporation.

CHARLES J. QUEENAN, JR .........................................................         7,258
 Age 65; Director since 1986. Senior Counsel, Kirkpatrick & Lockhart LLP,
  Pittsburgh, PA (attorneys at law). Other directorships: Allegheny Ludlum
  Corporation, Fansteel, Inc., Medusa Corporation.

BORIS YAVITZ ...................................................................         4,222
 Age 72; Director since 1987. Dean Emeritus, Columbia University Graduate School
  of Business, New York, NY; Deputy Chairman and Director, Federal Reserve Bank
  of New York, 1976 to 1982; Director & Vice Chairman, The Institute for the
  Future. Other directorships: Medusa Corporation.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1997

R. S. EVANS ....................................................................     1,196,409
 Age 51; Director since 1979. Chairman and Chief Executive Officer of the
  Company. Chairman and Chief Executive Officer of Medusa Corporation. Other
  directorships: Fansteel, Inc., HBD Industries, Inc., Medusa Corporation.

DORSEY R. GARDNER ..............................................................         2,514
 Age 53; Director 1982 to 1986 and since 1989. President, Kelso Management Co.,
  Inc., Boston, MA (investment management). Other directorships: Medusa
  Corporation.

DWIGHT C. MINTON ...............................................................        17,570
 Age 61; Director since 1983. Chairman of the Board, Church & Dwight Co., Inc.,
  Princeton, NJ (manufacturer of consumer and specialty products). Other directorships: Church & Dwight Co., Inc., First Brands Corporation, Medusa
  Corporation.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1998

MONE ANATHAN, III ..............................................................         1,607
 Age 56; Director since 1992. President, Filene's Basement Corp., Boston, MA
  (retailer). Other directorships: Brookstone, Inc., Filene's Basement Corp.,
  Medusa Corporation.

RICHARD S. FORTE ...............................................................         6,954
 Age 51; Director since 1983. President, Forte Cashmere Company, Inc., South
  Natick, MA (importer and manufacturer). Other directorships: Medusa
  Corporation.


                                                                                    Common Shares
                                                                                     Beneficially
                                                                                       Owned (1)
                                                                                    --------------

JEAN GAULIN ........................................................................    1,790
 Age 53; Director since 1995. Chairman and Chief Executive Officer, Ultramar
  Corporation, Greenwich, CT, 1992 to present (petroleum refining and marketing); Chief Executive Officer of Ultramar PLC and President, Chief
  Executive Officer and Chairman of American Ultramar Limited (refining and marketing of gas and petroleum products, oil and gas exploration), 1989 to
  1992. Other directorships: Consolidated Hydro, Inc., Medusa Corporation,
  Quebec Telephone, Ultramar Corporation.

----------

(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. No director except Mr. R. S. Evans owns more than 1% of the outstanding Common Shares of the Company. See Beneficial Ownership of Common Stock by Directors and Management, page 4.

     The Board of Directors met nine times during 1995. The average attendance of Directors at those meetings was 93% and all directors attended 75% or more of the Board and Committee meetings which they were scheduled to attend.

     In 1995 the Board of Directors had standing Executive, Audit and Organization and Compensation Committees. The Company does not have a standing nominating committee. The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, met once in 1995. The Audit Committee met three times in 1995 with the Company's management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits, and otherwise maintained communications between the auditors of the Company and the Board of Directors. The duties of the Organization and Compensation Committee include review and approval of the compensation of officers and business unit presidents, annual review of director compensation, administration of the EVA Incentive Compensation Plan, Stock Option Plan and Restricted Stock Award Plan and review and approval of significant changes or additions to the compensation policies and practices of the Company. The Organization and Compensation Committee met five times in 1995. (See the Committee's report on page 10.)

     The memberships of committees during 1995 were as follows: Executive
Committee: E. T. Bigelow, Jr., R. S. Evans, D.C. Minton and B. Yavitz; Audit
Committee: M. Anathan, III, E. T. Bigelow, Jr., R. S. Forte, D. R. Gardner and
C. J. Queenan, Jr. (Chairman); Organization and Compensation Committee: D. R. Gardner, J. Gaulin, D. C. Minton and B. Yavitz (Chairman).

     COMPENSATION OF DIRECTORS. The Company's standard retainer payable to each non-employee director is $25,000 per annum. Pursuant to the Non-Employee Director Restricted Stock Plan, non-employee directors receive, in lieu of cash, shares of Common Stock of the Company with a market value equal to that portion of the standard annual retainer which exceeds $15,000. All directors who are not full-time employees of the Company, of which there are eight, participate in the plan. The shares are issued each year after the Company's annual meeting, are forfeitable if the director ceases to remain a director until the Company's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or such earlier date as the director leaves the Board. In May 1995 each non-employee director received 290 restricted shares of Common Stock pursuant to the plan.

     Directors also receive $500 for each Board meeting attended. Non-employee members of the Executive Committee receive an annual retainer of $2,000. Members of other committees receive $500 and chairmen receive $750 for each committee meeting attended.

     The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant's annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis and in the form of a joint and survivor benefit and/or a pre-retirement spouse benefit. The plan is unfunded and benefits thereunder are payable from the Company's general assets.

                       BENEFICIAL OWNERSHIP OF COMMON STOCK
                          BY DIRECTORS AND MANAGEMENT

         To focus management attention on growth in shareholder value, the Company believes that officers and key employees should have a significant equity stake in the Company. It therefore encourages its officers and key employees to increase their ownership of and to hold Common Stock through the Stock Option, Restricted Stock Award and Savings and Investment Plans. Directors also receive 40% of their annual retainer in Restricted Stock issued under the Non-Employee Director Restricted Stock Plan. The beneficial ownership of
Common Stock by the non-employee directors as a group (see pages 2 and 3 for individual holdings), the executive officers named in the Summary Compensation Table, the other executive officers of the Company as a group as of March 8, 1996 and by key employees as a group as of February 29, 1996 is as follows:

                                                                     Stock        Shares in
                                                      Shares        Options       Company          Total        % of Shares
                                                       Under      Exercisable     Savings         Shares        Outstanding
                                      Shares        Restricted       Within         Plan        Beneficially       as of
                                       Owned      Stock Plans(1)     60 Days       (401(k))       Owned (2)      3/8/96(2)
                                    ---------     --------------  -----------    ------------   ------------   --------------
Non-Employee Directors
  and Nominees as a Group
  (8 persons) ....................     49,527         2,320             --            --           51,847           0.17%
R. S. Evans ......................    729,052       232,800        230,000         4,557        1,196,409           3.96%
L. H. Clark ......................         --        57,300         24,500           613           82,413           0.27%
R. J. Muller, Jr. ................    113,497        45,000            --          5,759          164,256           0.54%
D. S. Smith ......................         --        46,900         39,000           630           86,530           0.29%
P. R. Hundt (3) ..................     29,972            --            --          3,456           33,428           0.11%
Other Executive Officers
(5 persons) ......................    114,979        72,400        130,517         8,256          326,152           1.08%
                                    ---------       -------        -------        ------        ---------           ----
Sub-Total--Directors and
  Executive Officers as a
  Group (18 persons) .............  1,037,027       456,720        424,017        23,271        1,941,035           6.43%
Key Employees (59 persons) .......     52,171        86,000        257,561        53,271          449,003           1.49%
                                    ---------       -------        -------        ------        ---------           ----
Total ............................  1,089,198       542,720        681,578        76,542        2,390,038           7.91%
                                    =========       =======        =======        ======        =========           ====

----------

(1) Subject to forfeiture if established performance and/or service conditions are not met.

(2) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Does not include: 3,457,074 shares of Common Stock Owned by The Crane Fund (See Principal Shareholders of the Company); nor 226,876 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 303,874 shares of Common Stock held by trusts for the pension plans of the Company and certain of its subsidiaries which shares may be voted or disposed of in the discretion of the trustees unless the sponsor of the particular plan directs otherwise. Mr. Smith and four other executive officers are Trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of March 8, 1996, 3,228 other employees of the Company held 828,474 shares of Common Stock in the Company's Savings and Investment Plan, and an additional 1,694 shares of Common Stock were held, but not yet allocated, by a subsidiary's Deferred Income Plan and Trust, resulting in a total of 3,330,206 shares of Common Stock held by directors, officers and employees or 11.03% of the outstanding shares as of March 8, 1996.

(3)  P.R. Hundt retired effective February 1, 1996.

                      PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth the ownership by each person who owned of record or was known by the Company to own beneficially more than 5% of its Common Shares on March 8, 1996.

                                                                     Amount and
                                                                     Nature of
                                     Name and Address                Beneficial          Percent
Title of Class                     of Beneficial Owner               Ownership          of Class
--------------                     -------------------              ------------        --------
Common ..........................   The Crane Fund (1)              3,457,074(1)         11.45%
                                    100 First Stamford Place
                                    Stamford, CT 06902

Common ..........................   FMR Corp. (2)                   2,039,789(2)          6.75%
                                    82 Devonshire Street
                                    Boston, MA 02109

----------

(1) The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of the Company. The incumbent trustees are: G.A. Dickoff, A. I. duPont, R.B. Phillips, M.L. Raithel and D.S. Smith, all of whom are executive officers of the Company. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its charitable purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2) As set forth in a Schedule 13G dated February 14, 1996, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,848,070 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 1,848,070 shares owned by the Funds. The sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 189,119 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 189,119 shares and sole power to vote or to direct the voting of 97,519 shares, and no power to vote or to direct the voting of 91,600 shares owned by the institutional account(s) as reported above. Fidelity International Limited, Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institution investors. Fidelity International Limited is the beneficial owner of 2,600 shares and has the sole power to vote and dispose of such shares.

     Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholder's voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholder's voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

                             EXECUTIVE COMPENSATION

A. SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid to the Company's Chief Executive Officer and to each of the four most highly paid executive officers for each of the last three completed fiscal years.

                                    Annual Compensation                          Long Term Compensation
                              ------------------------------------    ---------------------------------------------------
                                                                              Awards              Payout
                                                                      -----------------------    --------
                                                         Other        Restricted   Securities                   All(4)
                                                        Annual          Stock      Underlying     LTIP (3)      Other
     Name and                                         Compensation     Awards(2)    Options/      Payouts    Compensation
Principal Position      Year  Salary($) Bonus(1)($)       ($)            ($)        SARs (#)        ($)           ($)
------------------      ----  --------- -----------   ------------    ----------   ----------     --------   ------------
R.S. Evans              1995   610,000    526,256       153,450       3,678,192      30,000          0           7,644
  Chairman and Chief    1994   610,000    347,457       112,031               0      60,000          0           6,926
  Executive Officer     1993   610,000    308,463       104,063               0      40,000          0           6,452
L. H. Clark             1995   273,391    261,289        26,609          17,220      45,000          0           6,115
  President and Chief   1994   240,000    121,714         9,375               0      20,000          0           7,523
  Operating Officer     1993   173,327     15,124         2,813               0      10,000          0           5,560
R.J. Muller             1995   240,000    182,833        32,912         130,872      12,000          0           5,429
  Executive Vice        1994   240,000    181,662        34,361               0      12,000          0           5,699
  President             1993   235,000    146,985        33,188               0      12,000          0           5,552
D.S. Smith              1995   240,000    179,353        31,077           6,888      20,000          0           4,927
  Vice President--      1994   206,908    109,349        15,939               0      25,000          0           5,000
  Finance & Chief       1993   131,000     74,283         6,750               0      12,000          0           4,497
  Financial Officer
P.R. Hundt              1995   204,000    358,900        29,953         427,056      15,000          0           6,252
  Vice President,       1994   200,000     79,010        26,110               0      15,000          0           7,422
  General Counsel &     1993   194,000     70,224        25,405               0      15,000          0           5,495
  Secretary

----------

(1) The named executives have credited to their accounts under the Company's EVA Incentive Compensation Plan for Executive Officers (see Report on Executive Compensation by the Organization & Compensation Committee on page
     10) the following amounts which are subject to increase or decrease in future years: R.S. Evans $1,052,513; L.H. Clark $522,578; R.J. Muller $365,666; D.S. Smith $358,707; P.R. Hundt $0. Mr. Hundt retired effective February 1, 1996. Under the program one third of the account balance in any year will be payable to the named executive.

(2) Amounts shown are the fair market value at date of grant of shares of restricted stock awarded to the named executive officers to provide retirement benefits that would have been earned by them under the Company's qualified pension plan but for the application of certain limits imposed by the Internal Revenue Code (see Report on Executive Compensation by the Organization and Compensation Committee on page 10). Such shares will vest after 10 years of service or upon age 65, unless the restrictions are waived by the Committee upon early retirement. The restrictions on Mr. Hundt's restricted stock were waived by the Committee upon his retirement at February 1,1996.

(3) Shares of restricted stock issued under the Company's Restricted Stock Award Plan are generally subject to performance-based conditions on vesting and are classified as long term incentive awards reportable upon grant in Section D. Long Term Incentive Awards In Last Fiscal Year and in the column LTIP Payouts of this table upon vesting. The shares of restricted stock under that plan held by each of the persons identified in the table and the aggregate value thereof at December 31, 1995 were as follows:

                                    Restricted Stock Award Plan
                         ------------------------------------------------------
                          Restricted                   Aggregate
                          Stock Held        LTIP       Restricted    Aggregate
                         # of Shares    # of Shares    Shares Held     Value
                         -----------    -----------    -----------   ----------
R.S. Evans ............    106,800        126,000       232,800      $8,584,500
L.H. Clark ............        500         56,800        57,300       2,112,938
R.J. Muller ...........      3,800         41,200        45,000       1,659,375
D.S. Smith ............        200         46,700        46,900       1,729,438
P.R. Hundt ............     12,400         31,000        43,400       1,600,375

     Dividends paid on all restricted stock are reported in the column Other Annual Compensation of this table.

(4) Amounts in each case include the Company's matching contribution for the purchase of Common Stock in the Company's Saving & Investment Plan (401k) and premiums for life insurance.

B. OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 1995.

                               Number of           % of
                              Securities       Total Options/
                              Underlying           SARs
                               Options/         Granted to       Exercise or
                                 SARs          Employees in       Base Price        Expiration      Grant Date
Name                         Granted (1)      Fiscal Year(1)      $/(Sh) (2)           Date          Value (3)
----                        ------------      ---------------    ------------       ----------      ----------
R.S. Evans .................    30,000              8.9%            $34.44           5/09/2005        $436,050
L.H. Clark .................    20,000              6.0%             34.44           5/09/2005         290,700
                                25,000              7.4%             33.31          10/23/2005         330,250
R.J. Muller ................    12,000              3.6%             34.44           5/09/2005         174,420
D.S. Smith .................    20,000              6.0%             34.44           5/09/2005         290,700
P.R. Hundt .................    15,000              4.5%             34.44           5/09/2005         218,025

----------

(1)  No SARs were granted.

(2) The exercise price of options granted under the plan were and may not be less than 100% of the fair market value of the shares on the date of grant. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and expire, unless exercised, ten years after grant. If employment terminates, the optionee may exercise the option only to the extent it could have been exercised on the date his employment terminated and within three months thereof. In the event employment terminates by reason of retirement, permanent disability or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months, and income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

(3) The amounts shown were calculated using a Black-Scholes option pricing model which derived a value of $14.535 per share for each option granted on May 9, 1995 and $13.21 per share for the options granted on October 23, 1995. The estimated values assume a risk free rate of return of 6.61% for the May 9 grant and 6.07% for the October 23 grant, based upon a composite 10 year Treasury rate (adjusted for constant maturities) from the Federal Reserve Statistical Release H.15 (519), stock price volatility of 1.03 as measured by S&P 500 Information Bulletin, vol. 11, no. 5, a dividend payout rate of 0 and an option term of 10 years. The option value was not discounted to reflect the vesting period of the options or to reflect any exercise or lapse of the options prior to the end of the ten year option period. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

C. AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table provides information concerning options exercised during the fiscal year ended December 31, 1995 by each of the named executive officers and the value of unexercised options held by such executive officers on December 31, 1995.



                                                              Number of Securities            Value of Unexercised
                                                              Underlying Unexercised             In-the-money
                                                                Options/SARs(1) at             Options/SARs(1) at
                        Shares                                  Fiscal Year End (#)           Fiscal Year End ($)(2)
                     Acquired on            Value            -------------------------      -------------------------
Name                  Exercise (#)        Realized ($)       Exercisable/Unexercisable      Exercisable/Unexercisable
----                 -------------       ------------        -------------------------      -------------------------
R.S. Evans .........         0                   0                230,000/70,000                 2,976,000/478,750
L.H. Clark .........         0                   0                 24,500/57,500                   251,088/264,413
R.J. Muller ........    35,000             341,938                 45,000/21,000                   470,015/120,735
D.S. Smith .........         0                   0                 39,000/35,500                   402,625/205,638
P.R. Hundt .........    45,000             527,700                 39,840/26,250                   615,431/150,919

----------

(1)  No SARs were granted.

(2) Computed based upon the difference between aggregate fair market value and aggregate exercise price.

D. LONG TERM INCENTIVE AWARDS IN LAST FISCAL YEAR

     The following table shows long term incentive awards to the named executive officers during the fiscal year ended December 31, 1995.
                                                        Performance
                                       Number             or Other
                                      of Shares         Period Until
                                    Units or Other       Maturation
                                      Rights (#)         or Payout
                                    --------------  ----------------------
      R.S. Evans .................     26,000       5% to 50% 11/08/97
                                                    5% to 100% 11/08/2000
      L.H. Clark .................     26,800       5% to 50% 11/08/97
                                                    5% to 100% 11/08/2000
      R.J. Muller ................      8,700       5% to 50% 11/08/97
                                                    5% to 100% 11/08/2000
      D.S. Smith .................     21,700       5% to 50% 11/08/97
                                                    5% to 100% 11/08/2000
      P.R. Hundt .................      9,000       5% to 50% 11/08/97
                                                    5% to 100% 11/08/2000

         All long term incentive awards ("LTIP shares") were made under the Company's Restricted Stock Award Plan. During the restriction period the LTIP shares are subject to forfeiture and may not be sold, transferred, assigned or pledged ("the restrictions"). The restrictions on the LTIP shares shall automatically lapse in accordance with the following performance criteria:

          1) If on November 8, 1997 the price of the Company's Common Stock on such date exceeds $34.44, adjusted for stock splits and similar transactions (the "Stock Price Test") and the total return on the Company's Common Stock (based on stock price appreciation with dividends reinvested in Common Stock) since May 8, 1995 exceeds the S & P 500 total return, then the restrictions will lapse on five percent of the LTIP share award for each one percent by which the Crane total return exceeds the S&P 500 total return, up to 50 percent of the LTIP share award;

          2) If on May 8, 2000 the Stock Price Test is met and the total return on the Company's Common Stock (based on stock price appreciation with dividends reinvested in Common Stock) since November 8, 1997 exceeds the S & P 500 total return, then the restrictions will lapse on five percent of the LTIP share award for each one percent by which the Crane total return exceeds the S&P 500 total return, up to 50 percent of the LTIP share award;

          3) If on May 8, 2000 (if any portion of the award remains unvested by reason of the failure to satisfy criteria 1 and 2 above) the Stock Price Test is met and the total return on the Company's Common Stock (based on stock price appreciation with dividends reinvested in Company Common Stock) since May 8, 1995 exceeds the S & P 500 total return, then the restrictions will lapse on ten percent of the LTIP share award for each one percent by which the Crane total return exceeds the S & P 500 total return, up to 100 percent of the LTIP share award;

          4) Restrictions lapse on death, permanent disability, normal retirement age or a change in control.

     On May 8, 1995 the average price of a Company Common Stock was $34.44. However, absent death, disability or a change in control, recipients will realize value (other than dividends) only if the objectives stated above are achieved. Thus there is no assurance that any of the LTIP shares awarded will have value to the recipients.

E. PERFORMANCE GRAPH

     The following performance graph compares the total return to shareholders of an investment of $100 in each of Crane Co. Common Stock, the S&P 500 Index and the Dow Jones Industrial-Diversified Index in which the Company is included as one of 18 companies from December 31, 1990 to December 31, 1995. "Total Return" means the increase in value of an investment in a security over a given period assuming reinvestment in that security of all dividends received thereon during the period.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     AMONG CRANE CO., S&P 500 AND DOW JONES INDUSTRIAL-DIVERSIFIED INDEX(1)
                        Fiscal Year Ending December 31,

                --GRAPHICAL REPRESENTATION OF DATA TABLE BELOW--

                                1990    1991     1992    1993    1994    1995
--------------------------------------------------------------------------------
Crane Co.                  ($)   100     122      125     135     151     212
--------------------------------------------------------------------------------
S&P 500                    ($)   100     130      140     154     156     215
--------------------------------------------------------------------------------
DJ Industrial-Diversified  ($)   100     124      144     176     161     211
--------------------------------------------------------------------------------

(1)  Peer companies in the Dow Jones Industrial-Diversified Index are:
     Allied-Signal, CBI Industries, Cooper Industries, Dexter Corp., Dover Corp., FMC Corp., Harsco Corp., Illinois Tool Works, Ingersoll-Rand Co., National Service Industries, Parker Hannifin Corp., PPG Industries, Raychem Corp., Stanley Works, Tenneco Inc., Trinova Corp. and Tyco International.

                        REPORT ON EXECUTIVE COMPENSATION
                      BY THE ORGANIZATION AND COMPENSATION
                            COMMITTEE OF THE COMPANY

     In 1995 the Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") continued to review and, where appropriate, adjust its previously established three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium term cash incentive compensation linked to measurable increases in shareholder value; and long term incentive compensation utilizing awards of restricted common stock and stock options the value of which is keyed to increases in shareholder returns (primarily increases in the price of the Company's Common Stock). The Committee also continued to encourage executive officers and key employees to hold a significant portion of their net worth in the Company's Common Stock so that the future price of the Company's Common Stock will constitute a key element in their financial planning and ultimately in their net worth. In addition, the Committee developed a program to offset significant limitations in pension benefits imposed upon certain executive officers and key employees by federal tax policies while concurrently preserving the incentive linkage between improved share performance and the recipient's ultimate return.

     A. BASE SALARIES. While the Committee believes the Company's base salaries remain sufficiently competitive to attract and retain qualified executive officers and key managers, the Committee continued to shift its compensation emphasis from base salary and bonus based on a percentage thereof to incentive compensation, the amount of and eligibility for which are based on measurable increases in shareholder value and improved stock performance as discussed below. Increases in base salaries of executive officers averaged less than 4% during 1995, excluding Mr. L. H. Clark whose annual salary was increased to $350,000 in connection with his promotion to President and Chief Operating Officer.

     B. PERFORMANCE FOCUSED SHORT AND MEDIUM-TERM INCENTIVE COMPENSATION. The Company's annual incentive compensation program utilizes the principles of Economic Value Added ("EVA") with a three year rolling horizon. EVA is defined as the difference between the return on total capital invested in the business and the cost of capital, multiplied by total capital employed ("EVA Calculation"). The Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest statistical correlation with the creation of value for shareholders over the long term.

     The program does not involve the meeting of pre-established goals, as such. Rather, the increase or decrease in EVA for a business unit during the year, both absolutely and compared to the prior year, is the sole basis for any incentive compensation award, thereby motivating managers to focus on continuous value improvement. Awards are generally uncapped to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced.

     While particular EVA formulas are tailored to the size and unique characteristics of the business unit or units for which a specific executive is responsible, the key elements of the EVA formula applicable to any individual are the Cost of Capital (generally the cost of capital to the Company), the Return on Capital, the Amount of Capital employed in the business unit, the Net Operating Profit of the unit after tax, and the prior year's EVA. Awards are calculated on the basis of year end results, and award formulas utilize both a percentage of the change in EVA of a business unit from the prior year, whether positive or negative, and a percentage of the positive EVA, if any, in the current year. EVA awards are calculated for the Company as a whole for the corporate executives or where appropriate for the business unit for which the executive is responsible. Executives receive a percentage of the measured entity's award. For executives responsible for more than one business unit, the formula is based on a percentage of the aggregate EVA, positive or negative, of the units reporting to the executive.

     After the EVA award, whether positive or negative, for a particular year has been determined, it is credited to the executive's "bank account." If the executive's account is a positive number, one-third of the account balance is paid to the executive in cash annually. The remainder of the account balance represents that individual's "equity" in the account for future years. If EVA awards are negative, an account balance can be negative. In such case, the officer will receive no incentive compensation payments until the aggregate of subsequent EVA awards results in a positive account balance. Each year, the Company adds interest to a positive balance or charges interest on a negative balance at an appropriate money market rate. The account is subject to forfeiture in the event an executive officer leaves the Company by reason of termination or resignation. The bank account concept with the three year payout at risk gives the annual incentive compensation program a longer term perspective and provides participants with ownership incentives as the account balances build or decline. Although the program is formula driven, the Committee retains discretion to review and adjust its impact on business units and individuals for reasonableness and to preserve its incentivizing objectives, except with respect to the individuals named in the Summary Compensation Table whose EVA award percentages are capped by the Committee at the beginning of the year.

     C. SHAREHOLDER RETURN FOCUSED LONG-TERM INCENTIVE COMPENSATION. The Company has used its existing Stock Option Plan and Restricted Stock Award Plan as the foundation for a long term stock-based incentive compensation program focused on shareholder return. The Committee believes that, as their holdings of and potential to own Company Common Stock increase, executive officers approach their responsibilities more and more like owners of the Company. This philosophy starts with the Board of Directors, the non-employee members of which now receive 40% of their annual retainer in Company Common Stock. To date, 11.03% of the Company's Common Stock is beneficially owned by the directors, management and the employees, with the Chairman and Chief Executive Officer owning 3.96% and the four other Named Executive Officers owning 1.21%. (See Beneficial Ownership of Common Stock by Directors and Management, page 4.) In early 1996, the Committee established targets for ownership of Company Common Stock by executive officers and key employees (expressed as a multiple of their base salary, ranging from a multiple of one for salaries up to $125,000 to a multiple of five for salaries above $500,000). The Committee also continued to discourage sales of stock acquired by such individuals through the vesting of restricted stock grants and option exercises.

     (i) The Stock Option Plan. The Stock Option Plan is administered by the Committee, which is authorized to grant options to key employees of the Company or any majority owned subsidiary of the Company. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and the option price must not be less than 100% of the average fair market value on the date of grant. Options expire, unless exercised, ten years after grant. Because the Company's Stock Option Plan requires that options be granted at no less than fair market value, a gain can only result if the Company's share price increases from the date of grant. This incentive program is, therefore, directly tied to increases in shareholder value. In 1995, the Committee granted 336,000 stock options to the officers and key employees of the Company.

     (ii) Restricted Stock Award Plan. Under the Restricted Stock Award Plan, restricted shares of the Company's Common Stock may be awarded to selected key officers and employees. The Committee administers the plan and has the authority to select participants to determine the amount and timing of awards, restriction periods, market value thresholds and any terms and conditions applicable to grants. Since 1990 the Committee has established various performance goals for the lapse of restrictions on stock awarded under the Plan involving the achievement over 2 1/2 and 5 year intervals of returns for the Company's shareholders equal to or better than either 150% or 125% of the shareholder return of the S&P 500 or 17 1/2% compounded annually. As none of the conditions have been met, no restricted stock awarded since 1990 has vested to date and, if the conditions are not met, the restricted stock awards will be forfeited after five years, subject to the discretion of the Committee to adjust the terms of such awards. In 1995, 41,500 shares of restricted stock were forfeited because of failure to meet specified performance goals. In 1995, the Committee awarded 174,900 shares of performance-based restricted stock to officers and employees of the Company and revised the condition for the lapse of restrictions from a single target percentage of 125% of the S&P 500 return to a stepped approach from 101% to 110% of the S&P 500 return to create an achievable incentive. (See Long Term Incentive Awards in Last Fiscal Year on page 8 for a description of the 1995 performance goals.) In order to continue the restricted stock program, the Company is proposing for shareholder approval at the 1996 Annual Meeting to increase the number of shares available for grant to 500,000 shares, to permit regrant of shares that revert to the Company when performance conditions are not met and to comply with the requirements of Section 162(m) of the Internal Revenue Code. (See Proposal to Approve Restricted Stock Award Plan as Amended, page 16.)

     D. RETIREMENT FOCUSED RESTRICTED STOCK AWARDS. Historically, the Company's pension policy has been to provide all non-bargaining employees with an annual pension benefit determined on the basis of years of service and a percentage of final average compensation: i.e., 1 2/3% per year of service multiplied by the average of the highest consecutive five years of salary during the last ten years of service reduced by up to 50% of Social Security benefits to be received. However, beginning in 1989, federal tax policy has imposed increasing limitations on the amount of pension benefits which the Company's defined benefit plans could provide to executive officers and key employees by limiting not only the actual amount of the benefit which such plans could provide but also the compensation creditable under such plans for purposes of calculating a participant's pension benefit at retirement (the "Tax Limitations"). (See Retirement Benefits at page 13 for a more detailed explanation of the Tax Limitations.) Although the Tax Limitations reduced pension costs, the Committee was reluctant to discriminate against its executive officers and key employees by reason of such externally imposed limitations. At the same time, the Committee did not wish to increase significantly the Company's expense for executive pension benefits beyond that for which the Company would otherwise have been obligated under its own long-standing pension policies, or to burden the Company in the distant future by obligating it to provide out of then current earnings a stream of unfunded pension payments for already retired executives. Concurrently, the Committee remained of the view that executive officers and key employees are best incentivized by linking their financial interests as directly as possible with those of the shareholders so as to focus their efforts at all times on increasing shareholder return.

     Having studied several supplemental programs to make up the shortfall in executive officer and key employee pension benefits imposed by the Tax Limitations, the Committee decided in 1995 to begin to grant to certain executive officers and key employees who have been impacted by the Tax Limitations amounts of restricted stock with a market value at the date of grant approximately equivalent to the present value of that portion of the Company's retirement benefit at normal retirement (age 65) lost by reason of the Tax Limitations and, in the case of the Chairman and Chief Executive Officer, at age 55 with 15 years of service in that capacity. The Committee is of the view that the grants provide the potential to offset the Tax Limitations on the executive's future pension benefits, but require the recipient to look to future increases in shareholder value if that objective is to be actually achieved. On the basis of that approach, the Committee awarded the amounts of restricted stock set forth in the Summary Compensation Table, the restrictions on which will lapse after 10 years of service or upon reaching age 65, whichever is earlier, with the understanding that the Committee can in the event of a request for early retirement waive the conditions for the lapse of restrictions.

     E. COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. The Committee is of the view that the Chief Executive Officer compensation package should emphasize incentives closely linked to shareholder return through significant grants of stock options and performance-based restricted stock. The base salary of the Chief Executive Officer remained at $610,000 from 1990 through 1995, and was raised to $640,000 for 1996 in recognition of the record sales and earnings of the Company in 1995. The base salary level, in the judgment of the Committee, is appropriate for the Chief Executive Officer of a corporation of the size and complexity of the Company in its industrial category. Further compensation to the Chief Executive Officer can only result from improvements in corporate performance and shareholder returns. The Chief Executive Officer's 1995 incentive compensation award of $842,160 under the EVA Incentive Compensation Plan for Executive Officers was calculated on the basis of the increase in the Company's EVA in 1995 plus a pre-established percentage of that EVA and credited to his "account" as provided for in the EVA Plan. The actual amount paid to the Chief Executive Officer for 1995 from his account was $526,256. The balance in the account is subject to increase or decrease depending upon EVA in subsequent years. The Chief Executive Officer was awarded 26,000 shares of performance-based restricted stock under the Restricted Stock Award Plan and 30,000 options under the Stock Option Plan which in the Committee's judgment will provide the appropriate incentive to a Chief Executive Officer of a Company the size and breadth of Crane Co. In 1995, the Chief Executive Officer forfeited 20,000 shares of performance-based restricted stock because the performance goals established in 1990 were not met. If the established performance goals for the 1995 grant are not met (see Long Term Incentive Awards in Past Fiscal Year on page 8 above), those shares of restricted stock will be forfeited at the end of five years. The Chief Executive Officer was also granted 106,800 shares of time-based restricted stock to offset the impact of the Tax Limitations on his pension benefit under the Company's defined benefit pension plans. (See paragraph D above.)

     F. OMNIBUS BUDGET REVENUE RECONCILIATION ACT OF 1993. In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Program for Executive Officers, which was approved by the shareholders at the 1994 Annual Meeting, is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options granted to date under the Stock Option Plan and all performance-based grants of restricted stock to date under the Restricted Stock Award Plan will meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted in 1995 to offset the impact of the Tax Limitations on pension benefits, as described in paragraph D above, would not satisfy the criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation. To that end, the Company is proposing this year that the shareholders approve the Restricted Stock Award Plan as amended, among other things, to comply with Section 162(m). (See Proposal to Approve Restricted Stock Award Plan as Amended, page 16.)

                       Submitted by:

                       The  Organization and Compensation
                       Committee of the Board of Directors of Crane Co.
                       B. Yavitz, Chairman
                       D. R. Gardner
                       J. Gaulin
                       D. C. Minton

RETIREMENT BENEFITS

     All officers of the Company, including the individuals identified in the Summary Compensation Table, are participants in the Company's pension plan for non-bargaining employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements which include completion of five years of service where employment is terminated prior to normal or other retirement or death as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

     The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant's average annual compensation during the five highest compensated consecutive years of the ten years of service immediately preceding retirement less 1 2/3% per year of service of the participant's Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation less (i) the imputed income value of group life insurance and auto allowance, (ii) income derived from participation in the Restricted Stock Award Plan and (iii) on or after January 1, 1993, income derived from the Stock Option Plan and a former stock appreciation rights plan. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

     The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under the Company's pension plan based on benefit accruals through December 31, 1995 for specified salary and years of service classifications, and assumes benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above.

                               PENSION PLAN TABLE

 Average                                  Years of Service
  Annual             ------------------------------------------------------
Compensation           10          20          25        30          35
------------         -------     -------     ------    -------     -------
$150,000 ..........  $25,005     $50,010    $62,513    $75,015     $87,518
$175,000 ..........   29,173      58,345     72,931     87,518     102,104
$200,000 ..........   33,340      66,680     83,350    100,020     116,690
$225,000 ..........   37,508      75,015     93,769    112,523     131,276*
$235,000 ..........   39,175      78,349     97,936    117,524     136,111*
$250,000** ........   41,675      83,350    104,188    125,025*    145,863*

-----------
* Effective January 1, 1995, the actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $120,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The 1996 limit, however, remains at $120,000. The dollar limit is subject to further reduction to the extent that a participant has fewer than ten years of service with the Company or ten years of participation in the defined benefit plan.

** Between January 1, 1989 and December 31, 1993, for the purpose of determining benefit accruals and benefit limitations under the pension plan for all plan years beginning in 1989, a participant's compensation is deemed to be limited to $200,000 indexed for inflation ($235,840 for 1993) ("Limitation"). As a result of the Limitation, the covered compensation under the Company's pension plan for each of Messrs. Evans, Clark, Muller, Smith and Hundt (who have 22, 5, 11, 4 and 27 years of service credit, respectively) was limited to $235,840 in 1993. However, in no event will the Limitation reduce any participant's accrued benefit below his accrued benefit as of December 31, 1988. Commencing January 1, 1994, the compensation limit was further reduced to $150,000 indexed for inflation in future years ("OBRA '93 Limitation"). As a result of the OBRA '93 Limitation, the covered compensation under the Company's pension plan for the foregoing individuals for the years 1994, 1995 and 1996 is limited to $150,000, but in no event will the OBRA '93 Limitation reduce any participant's accrued benefit as of December 31, 1993.

OTHER AGREEMENTS AND INFORMATION

     The Company has entered into indemnification agreements with R.S. Evans, each other director of the Company, Messrs. Clark, Muller, Smith and Hundt and the five other executive officers of the Company, the form of which was approved by the shareholders of the Company at the 1987 Annual Meeting. The Indemnification Agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the request of the Company, to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack thereof.

     Each of the individuals named in the Summary Compensation Table (and certain other executive officers), other than Mr. Hundt, has an agreement which, in the event of a change in control of the Company, provides for the continuation of the employee's then current base salary, bonus plan and benefits for the three year period following the change in control. Mr. Hundt had a similar agreement prior to his retirement effective February 1, 1996. Upon termination within three years after a change in control, by the Company without cause or by the employee with "Good Reason" (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the last year's bonus, three times (Messrs. Evans, Clark and Smith) or two times (Mr. Muller) his annual salary and either the last year's bonus or the average of the last three years' bonuses if higher, and all accrued deferred compensation and vacation pay, employee benefits, medical coverage and other benefits also continue for three years after termination. "Good Reason" under the agreements includes, among other things, any action by the Company which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements of Messrs. Evans, Clark and Smith and certain other executive officers not named in the Summary Compensation Table also provide that the employee may terminate his employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to the individual, pursuant to the agreement or otherwise, (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the various options and restricted stock plans of the Company) ("Payment") is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Code"), the agreements provide that the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the Payments. The agreements are for a three-year period, but are automatically renewed annually for a three-year period unless the Company gives notice that the period shall not be extended.

                      OTHER TRANSACTIONS AND RELATIONSHIPS

TRANSACTIONS

     During 1995, the Company purchased approximately $211,000 worth of products from Peerless Winsmith, Inc. ("Peerless"), a wholly owned subsidiary of HBD Industries, Inc. ("HBD"). Mr. T.M. Evans, the father of Mr. R.S. Evans, is the controlling shareholder and a director of both companies. Mr. R.S. Evans is a shareholder and director of HBD.

     The law firm of Kirkpatrick & Lockhart LLP, of which Mr. Queenan is senior counsel, furnished legal services to the Company in 1995.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Organization and Compensation Committee is or has ever been an employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Committee is an executive officer.

                      APPROVAL OF THE SELECTION OF AUDITORS

     The Board of Directors proposes and recommends that the shareholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for 1996. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the books and accounts of the Company for the current year. In accordance with the Company's practice, a member of the firm will attend the Annual Meeting, have an opportunity to make a statement if he desires to do so and to respond to appropriate questions which may be asked by shareholders.

                               PROPOSAL TO APPROVE
                     RESTRICTED STOCK AWARD PLAN AS AMENDED

INTRODUCTION

     The Board of Directors believes that the Company's Restricted Stock Award Plan (the "Plan") is an integral part of the Company's approach to long-term shareholder return-focused incentive compensation, and its continuing efforts to align shareholder and management interests. As only 103,100 shares remain available for grant under the Plan, the Board of Directors believes it to be most desirable that the shareholders approve the Plan as amended to increase as of May 6, 1996 the total number of Common Shares that may be awarded under the Plan to 500,000 shares and to permit regrant of shares that revert to the Company, after May 6, 1996, if performance vesting conditions are not met. It is also appropriate at this time to amend the Plan in certain technical respects to meet the requirements of Section 162(m) of the Internal Revenue Code and any regulations thereunder ("Section 162(m)") in order to preserve for the Company in the future the deductibility of all compensation that executive officers of the Company may be deemed to receive in connection with awards under the Plan that are intended to be performance-based. The Plan amendments to conform to
Section 162(m) provide that (i) if any member of the Organization and Compensation Committee of the Board of Directors (the "Committee") does not meet the qualifications for an "outside director" established from time to time under
Section 162(m), the remaining members of the Committee (but not less than two) shall administer the Plan, and (ii) the maximum number of Common Shares that may be awarded under the Plan to any single individual during a single year may not exceed 200,000.

     As of March 8, 1996 there were 556,000 Common Shares outstanding under the Plan subject to restrictions established by the Committee and 103,100 Common Shares available for additional awards under the Plan. If the shareholders approve the Plan as amended, the number of shares available to be awarded under the Plan will be increased to 500,000 shares. The Committee customarily selects recipients and makes restricted stock awards annually at its meeting immediately prior to the annual meeting. Over the past five years, the aggregate annual awards to key officers and employees (excluding 127,200 shares awarded in 1995 to certain key employees to make up certain retirement benefits lost by them because of restrictions under the Internal Revenue Code) averaged 102,240 Common Shares per year. If such number of shares were awarded by the Committee prior to the Annual Meeting, the increase in shares authorized under the Plan as amended would be 499,140 shares, but in any event will not exceed 500,000 shares. In addition, any shares that revert to the Company after May 6, 1996 because performance vesting conditions are not met, or upon termination of employment or otherwise, would again become available for award under the Plan. The closing price of Crane Co. Common Stock on March 8, 1996, the record date, as reported in the consolidated transaction reporting system, was $39.75 per share.


PRINCIPAL PROVISIONS OF THE PLAN, AS PROPOSED TO BE AMENDED

     Restricted shares can be awarded only to key officers and employees (approximately 60 persons) of the Company and any of its subsidiaries including members of the Board of Directors who are also employees of the Company. There are currently 16 participants in the Plan. Subject to the specific terms of the Plan, the Committee has sole authority to select the recipients and to determine the amount, timing and vesting provisions of awards.

     Recipients of shares awarded under the Plan are not required to make any payment or provide consideration other than the rendering of services. Subject to the discretion of the Board of Directors, shares awarded under the Plan may be made available from either authorized but unissued shares of Common Stock of the Company or reacquired shares of Common Stock, including shares purchased in the open market. The maximum aggregate number of shares of Common Stock that may be awarded under the Plan will be 500,000 upon approval of the proposed amendment. The Plan permits adjustments of the number of shares in order to reflect the effect of stock splits, stock dividends, stock distributions, combinations of shares and recapitalizations. Under the current Plan, no limit is imposed on the number of shares that can be awarded to any given individual. The Plan as proposed to be amended, however, provides that the maximum number of restricted shares that may be granted under the Plan to any single individual in any year shall not exceed 200,000 shares.

     The Plan is administered by the Committee, which is composed of four non-employee directors. Non-employee directors are not eligible to participate in the Plan. Under the Plan as proposed to be amended, if any member of the Committee does not meet the qualifications for an "outside director" established from time to time by Section 162(m), the remaining members of the Committee (but not less than two) shall administer the Plan.

     Upon award, a share certificate is registered in the name of the participant, with an appropriate legend referring to the applicable terms, conditions and restrictions. Shares awarded pursuant to the Plan may not be sold, transferred, assigned or pledged until the restrictions lapse. Depending on the terms of the grant, the lapse of restrictions may be conditioned on the attainment of stock price appreciation thresholds within time periods established by the Committee at the date of grant. In the case of awards that are intended to be performance-based within the meaning of Section 162(m), the restrictions will lapse only upon the attainment of pre-established stock price appreciation thresholds. The Committee may also provide for the lapse of restrictions based solely on continued service with the Company where deemed appropriate. With respect to outstanding awards, the Committee generally has the power to modify the period of restriction, any vesting schedule, the market value threshold applicable thereto and the other terms and conditions of the award, provided that no such modification may increase the benefit under the award beyond that which the Committee could originally have granted at the time of the award or impair the rights of a participant without the participant's consent. The participant, as owner of the awarded shares, has all other rights of a shareholder, including the right to vote the shares and receive dividends and other distributions during the restriction period.

     If, before the specified restriction period ends, a participant terminates employment (other than by reason of retirement, permanent total disability or death), or a stock price appreciation condition is not satisfied, all shares still subject to restriction are forfeited by the employee and revert to the Company. Under the current terms of the Plan, only shares that are forfeited upon termination of employment become available for regrant. Under the terms of the Plan as proposed to be amended, shares that are forfeited after May 6, 1996 because the stock price appreciation condition is not satisfied before the restriction period ends would also become available for regrant. Since the inception of the Plan, an aggregate of 149,520 shares have been forfeited upon termination of employment, and 110,250 shares were forfeited because the stock price appreciation condition was not satisfied. The restrictions automatically terminate in the case of retirement, permanent total disability, death or change in control. In cases of special circumstances, the Committee may in its discretion, if it is deemed to be in the best interests of the Company, waive any or all of the remaining restrictions with respect to the restricted stock award and allow the award to vest in whole or in part.

     For purposes of the Plan, the term "change in control" means (i) the first purchase of shares pursuant to a tender offer or exchange offer (other than a tender offer or exchange offer by the Company) for all or part of the Company's Common Stock or any securities convertible into such Common Stock, (ii) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act") of 20% or more the Company's Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) the date of approval by shareholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of the Company would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock of the Company immediately prior to the merger would have the same proportion of ownership of Common Stock of the surviving corporation immediately after the merger, (iv) the date of the approval by shareholders of the Company of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or (v) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company or (vi) individuals who, as of April 25, 1988, constituted the Board of Directors of the Company (the "Board") generally and as of the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board.

     Further, the Committee may specify additional conditions which may be placed upon receiving a stock award under the Plan. The Committee's decisions in the administration of the Plan shall be binding on all parties. The Committee has the discretion, upon the vesting of, or the lapse of all restrictions upon, or at such earlier time as a participant may elect to be taxed with respect to, any restricted stock award, to award a separate cash amount equal to the federal income and excise taxes payable upon the event and any taxes payable thereon. The Committee also has the authority to accept Common Shares which are the subject of an award being taxed or previously acquired Common Shares in satisfaction of applicable tax withholding requirements.

     The Board of Directors may amend, suspend or terminate the Plan at any time. However, no amendment shall be made without shareholder approval which shall materially increase the benefits accruing to participants under the Plan or materially increase the maximum aggregate number of shares available for award under the Plan, extend the period during which awards may be made beyond May 30, 1998, or impair the rights of any participant under any then outstanding award except in accordance with the Plan or any applicable agreement or applicable law or by consent of the participant.

TAX ASPECTS

     Under current federal income tax laws and regulations, a participant will have ordinary taxable income equal to the fair market value of the shares at such time as the share restrictions lapse. However, the recipient may, in accordance with applicable tax law, elect to include in ordinary income for the year of award the fair market value of the shares on the date of award (determined generally without regard to restrictions), in which event any subsequent appreciation recognized on the shares will qualify as capital gain upon sale or disposition of the shares. If the shares are forfeited following such election, the recipient obtains no tax benefit with respect to the forfeiture or prior tax payment. The Company will be entitled to a tax deduction in the same amount and at the same time as the recipient realizes ordinary income subject to the rules for reasonableness of compensation and, in connection with the executive officers of the Company named in the Summary Compensation Table of the Company's Proxy Statement from time to time, the compliance of this Plan with Section 162(m).

RECOMMENDATION

     The Board of Directors, believing that the Company and its shareholders will benefit from the continuation of the Plan as amended, hereby recommends that shareholders vote FOR approval of the Restricted Stock Award Plan as amended.

     The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to approve the Plan as amended. See also Outstanding Shares and Required Votes, page 1.

                                  MISCELLANEOUS

     Solicitation of Proxies. The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of the Company, who will undertake such activities without additional compensation. To aid in the solicitation of proxies, the Company has retained Beacon Hill Partners, Inc. which will receive a fee for its services of $5,500 plus up to $1,500 in expenses. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

     Incorporation by Reference. The Report on Executive Compensation on pages 10-13 and Section E. Performance Graph on page 9 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates said report or said graph by reference and neither the report nor the graph shall otherwise be deemed filed under such Acts.

     Next Annual Meeting. The Bylaws provide that the Annual Meeting of the Shareholders of the Company will be held on the second Monday in May in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 1997 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before November 14, 1996.

     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing in your proxy promptly, no matter how large or how small your holdings may be.


                                           By Order of the Board of Directors,



                                           AUGUSTUS I. DUPONT
                                           Secretary

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 9 contains a description in tabular form of a graph entitled "Performance Graph" which represents the comparison of the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the S&P 500 Stock Index and the Dow Jones Industrial-Diversified Index for the period of five years commencing December 31, 1990 and ending December 31, 1995, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

                                   CRANE CO.

                   ANNUAL MEETING OF SHAREHOLDERS MAY 6, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY

The undersigned does hereby appoint and constitute E. T. Bigelow, Jr., R. S. Evans and D. C. Minton, and each of them, his true and lawful agents and proxies with power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on March 8, 1996 at the Annual Meeting of Shareholders of Crane Co. to be held in the Rainbow Meeting Room at the Sheraton Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, May 6, 1996 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such matters as may come before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                  SEE REVERSE
                                                                     SIDE

                              FOLD AND DETACH HERE

                                                                            0309

/X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors and FOR proposals 2 and 3.

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES
AND FOR PROPOSALS 2 AND 3.
--------------------------------------------------------------------------------

1. Election of Directors.    FOR / /     WITHHELD / /
Nominees: E. Thayer Bigelow, Jr., Charles J. Queenan, Jr. and Boris Yavitz

2. Approval of Deloitte & Touche LLP as independent auditors for the Company for 1996.

                FOR  / /       AGAINST / /     ABSTAIN / /

3. Approval of Restricted Stock Award Plan as Amended.

                FOR  / /       AGAINST / /     ABSTAIN / /


                                          The signer hereby revokes all proxies
                                          previously given by the signer to vote
                                          at said meeting or any adjournments
                                          thereof.

                                          Please sign exactly as name appears
                                          hereon. Joint owners should each sign.
                                          When signing as attorney, executor,
                                          administrator, trustee or guardian,
                                          give full title as such.


                                          --------------------------------------

                                          --------------------------------------
                                          SIGNATURE(S)                     DATE

                              FOLD AND DETACH HERE